UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 20, 2016

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1–10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134

(Address of principal executive offices and zip code)

(408) 943-2600

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

Purchase Agreement

On June 20, 2016, Cypress Semiconductor Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers listed therein (the “Initial Purchasers”), to issue and sell $250.0 million aggregate principal amount of 4.50% Convertible Senior Notes due 2022 (the “Notes”) in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended.  The Company also granted to the Initial Purchasers an option to purchase up to an additional $37.5 million principal amount of Notes, solely to cover over-allotments, if any.

The Purchase Agreement contains customary representations, warranties and covenants by the Company together with customary closing conditions.  Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The summary of the foregoing transaction is qualified in its entirety by reference to the text of the Purchase Agreement, a copy of which will be filed with the Company’s quarterly report on Form 10-Q for the fiscal quarter ending July 3, 2016.

Capped Call Transactions

In connection with the offering of the Notes, on June 20, 2016, the Company also entered into capped call transactions with Bank of America, N.A., JPMorgan Chase Bank, National Association, London Branch and Credit Suisse Capital LLC (the “Capped Calls”).  The Capped Calls each have an initial strike price of approximately $13.49 per share, subject to certain adjustments, which corresponds to the initial conversion price of the Notes.  The Capped Calls have initial cap prices of $15.27 per share, subject to certain adjustments.  The Capped Calls cover, subject to anti-dilution adjustments, approximately 18.5 million shares of the Company’s common stock, par value $0.01 (“Common Stock”).  The Capped Calls are intended to reduce the potential dilution and/or offset any cash payments the Company is required to make upon conversion of the Notes in the event the market price per share of Common Stock is greater than the strike price of the Capped Calls.  If, however, the market price per share of the Common Stock exceeds the cap price of the Capped Calls, there would be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that the then-market price per share of the Common Stock exceeds the cap price.  The Company expects to pay $7.1 million from the net proceeds from the issuance and sale of the Notes to purchase the Capped Calls.  The Capped Calls expire in January 2022.  The Capped Calls are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger event; a tender offer; and a nationalization, insolvency or delisting involving the Company.  In addition, the Capped Calls are subject to certain specified additional disruption events that may give rise to a termination of the Capped Calls, including changes in law; insolvency filings; and hedging disruptions.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Capped Calls, a form of which will be filed with the Company’s quarterly report on Form 10-Q for the fiscal quarter ending July 3, 2016.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.Other Events.

On June 20, 2016, the Company issued a press release announcing its offering of convertible senior notes.  A copy of the press release is attached as Exhibit 99.1.

On June 20, 2016, the Company issued a press release announcing the pricing of its offering of convertible senior notes.  A copy of the press release is attached as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1 99.2

Press Release of Cypress Semiconductor Corporation, dated June 20, 2016, announcing its offering of convertible senior notes.

Press Release of Cypress Semiconductor Corporation, dated June 20, 2016, announcing pricing of its convertible senior notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2016

CYPRESS SEMICONDUCTOR CORPORATION

By: /s/ Thad Trent_______________________________

Name: Thad Trent

Title:	Executive Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1 99.2

Press Release of Cypress Semiconductor Corporation, dated June 20, 2016, announcing its offering of convertible senior notes.

Press Release of Cypress Semiconductor Corporation, dated June 20, 2016, announcing pricing of its convertible senior notes.